Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement of Gloo Holdings, Inc. on Form S-1 of our report dated July 23, 2025 relating to the financial statements of Midwestern Interactive, LLC appearing in the January 31, 2026 Form 10-K of Gloo Holdings, Inc.

/s/ Crowe LLP

Los Angeles, California

June 22, 2026